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                                                                   EXHIBIT 10.20

January 26, 2000

Mr. Richard Haverly
4 Davis Drive
Armonk, New York 10504

Dear Mr. Haverly:

We are delighted to make this offer to you to become an employee of Greenwich Technology Partners, Inc. (the "Company") as Senior Vice President of Operations, contained in this offering letter to you. Your anticipated start date is January 26, 2000 and your office location will be 43 Gatehouse Road, Stamford CT or such other location, which becomes the corporate headquarters. This offer is valid for 15 business days from the above date.

We are very proud of our corporate culture. We believe that open communication between the Company and its employees and treating each other fairly and with respect are critical to our success and to creating an environment in which we are able to enjoy our work. Consequently, we want your assurance that should there ever come a time during your employment with the Company that you are dissatisfied with any aspect of your employment, you will communicate such dissatisfaction to the person to whom you directly report, or, if that is not comfortable for you, to any other manager of the Company, including the Chief Executive Officer.

1.   Major Terms
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     A.   Services
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          While you are employed by the Company, you will devote your entire and exclusive business and professional time, attention, energy, loyalty and skill to the business of the Company. In addition, you will use your reasonable efforts to preserve for the Company the goodwill of customers and others with whom the Company establishes business relationships during your employment and to advance the reputation of the Company. You shall comply with and perform such directions and duties in relation to the business and affairs of the Company requested of you by the Company, including:

          .    general management of the Company's business within a team of senior managers reporting directly to the Chairman and CEO including the SVP of Sales and the Chief Financial Officer;
          .    management of the Company's Managing Principals and their
               respective practice areas;
          .    management of the Company's Divisional, Regional and Branch
               Technical Managers including the oversight of engineers and consultants;
          .    maintenance of customer satisfaction and customer service;
          .    oversight of all aspects of service delivery to clients including
               Quality Assurance;
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                                      -2-

          .    jointly with the Sales SVP:
               . development and expansion of account relationships and the development of business with existing accounts and clients;
               . preparation/approval of proposals, including pricing policies and strategies; and
          . identify the need for methodologies, tools and other practice aids and oversee their development and rollout.

     B.   Compensation and Benefits
          -------------------------

          In consideration of all of the services to be rendered by you to the Company, the Company will pay to you a salary of $150,000 per annum to be earned and paid in semimonthly installments of $6,250.00. Such salary shall be payable on the 15/th/ and 30/th/ day of each month in arrears, pro rated for the initial period worked. In addition you will receive Variable Compensation in accordance with the Company's Variable Compensation Plan. For calendar year 2000 your variable compensation will be equal to 50% of the full participation rate of 0.25%. During calendar year 2000, you will be paid 0.125% of Company revenues on a quarterly basis (excluding revenues from the resale of hardware and software). Thereafter, you will participate fully in the Variable Compensation Plan for subsequent calendar years. The Company shall have the right to deduct from your compensation all taxes and other legally required payroll deductions and withholdings. Pursuant to local wage law, you are an exempt employee and therefore not eligible under State requirements to receive overtime pay.

          You will also receive a monthly car allowance of $250.

          You will be entitled to three (3) weeks vacation in accordance with our Company policy.

          You will be entitled to receive the medical, life insurance, disability insurance and other benefits available from time to time to senior executives of the Company. Currently, these benefits include:

          . Medical: Blue Cross/Blue Shield Empire Deluxe PPO program with a monthly employee premium of $162.08 for family coverage (GTP covers the other 75% of the premium).
          . Dental: Guardian Dental PPO with a monthly employee premium of $20.94 for family coverage (GTP covers the other 75% of the premium).
          .    Life Insurance: Guardian Life at 1 time your annual salary up to a maximum of $100,000. This is fully paid by the Company.
          .    Long Term/Short Term Disability: Guardian Life. This is fully paid by the Company.
          . AD&D: Guardian Life up to 1 time your annual salary up to a maximum of $100,000. This is fully paid by the Company.
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                                      -3-

          . 401k Plan: Eligible in the quarter following your 60th day of employment. GTP will make a matching contribution equal to 25% of your savings contribution subject to a maximum contribution by you of $10,000 per year. Savings over 6% of your pay are not matched. As soon as you are enrolled you are eligible for the match that vests over 4 years from your participation in the plan.

     C.   Option/Equity
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          You will be granted not later than the Company's next regularly scheduled meeting of its Board of Directors an option to purchase up to 300,000 shares of the Company's common stock, upon approval of the Company's Board of Directors. The option will be issued pursuant to the terms of the Company's 1997 Stock Plan and a stock option agreement to be entered into between the Company and you (the "Option Agreement"). If the Board of Directors does not approve of such option grant, this Agreement shall be considered null and void.

          Notwithstanding anything to the contrary contained herein or in the Option Agreement, in the event that on or before January 25, 2001 (i) your employment with the Company is terminated without Cause (as that term is defined in the Option Agreement) or (ii) you cease to be employed by the Company for reasons of death or permanent disability, then 25% of the options granted to you in the Option Agreement (and no subsequent options granted to you) shall automatically vest without any action on your part or the Company's part.

          In addition, on or prior to the date hereof, you will be purchasing 100,000 shares of Series E Preferred Stock of the Company at a price of $2.11 per share.

     D.   Employment At Will
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          You will be an employee-at-will; your employment may be terminated by you or the Company at any time, with or without cause. Neither this letter agreement, any employee handbook, or any other document of the Company gives you any contractual right, either express or implied, to remain in the employ of the Company.

     E.   Use of Company Property
          -----------------------

          You will not use the Company's premises, facilities, or equipment for personal purposes.

     F.   Moonlighting and Competitive Activity
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          You covenant and agree that, during non-business hours, you shall not engage in any activity related to, competitive with, or in the business of, the Company,
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                                      -4-

          without the prior written consent of the Company. Such activities shall include designing intranet or internet networks, network consulting, maintenance, repair, troubleshooting or network design and/or installation (a "Competitive Activity"). If you are unsure whether a particular activity would violate the aforesaid covenant, you shall seek the advice of a senior officer of the Company. You hereby accept said employment and agree faithfully to perform said duties and render said services for the term of your employment.

2.   Right to Change Pay Practices, Policies, Procedures and Benefits. The
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Company shall have the right, at any time without prior notice, to change, modify, amend, or terminate any pay practice, employment policy or procedure, or employment benefit plan or program in effect upon the commencement of your employment or adopted subsequently. You will be entitled to participate on the same basis with all other employees in similar positions of the Company in the Company's standard benefits package generally available to other employees in similar positions of the Company, including medical and dental coverage, a 401K plan, short term and long term disability, and life insurance.


3.   Representations and Warranties. You represent and warrant that: you are not
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under any obligation to any third party which could interfere with your performance under this letter agreement; and your performance of your obligations to the Company during your employment with the Company will not breach any agreement by which you are bound not to disclose any proprietary information.

4.   Inventions.
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     i.   You will as soon as practicable disclose to the Company all Inventions
          (as herein defined). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, research, plans for products and services, marketing plans, software (including, without limitation, source code), know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by you solely or jointly with others during your employment with the Company, which refer to, are suggested by, or result from any work which you may do during your employment, or from any information obtained from the Company.

     ii. The Inventions shall be the exclusive property of the Company, and are hereby assigned by you to the Company; the Company shall have the exclusive right to use the Inventions for all purposes without additional compensation to you. At the Company's expense, you will assist the Company in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company patent, copyright, and other applications and assignments relating to the Inventions.
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                                      -5-

5.   Confidential Information.
     ------------------------

     i. You will not disclose, give, sell, publish or otherwise use, either during your employment by the Company or after the termination of your employment for a period of one year, except in the performance of your duties for the benefit of the Company, any Confidential Information (as herein defined). "Confidential Information" shall mean, but not be limited to, all of the Company's proprietary information, technical data, technology, process, trade secrets, and know-how, other intellectual property rights, strategies, financial statements or other financial information, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans data, ideas or information contained in the Company's Business Strategy Overview and Career Advancement Manual which is disclosed to you, which you may acquire or develop, or which you may observe in the course of your employment by the Company and which at the time of disclosure is not previously known by you and not known or used by others in the trade generally, does not become generally available to the trade through no fault of yours, and does not become rightfully available to you on a non-confidential basis from a source other than the Company, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing and other plans, and financial data and information. "Confidential Information" shall also mean information received by the Company from customers of the Company or other third parties subject to a duty to keep confidential and financial, pricing, and credit information regarding customers, clients, or vendors of the Company. Upon termination of your employment, you shall promptly deliver to the Company, in whatever form or medium, all files, drawings, blueprints, specifications, reports, notebooks, and other materials containing any Confidential Information which are in your possession or control. Notwithstanding anything contained in this paragraph, Confidential Information shall not include any information, technical data, technology, process, trade secrets, know-how, other intellectual property rights or strategies which you have in your possession prior to your employment with the Company. For the purposes of this Agreement, Confidential Information shall be only that information, which Greenwich Technology Partners can demonstrate, came from their sources and no other sources. Greenwich Technology Partners realizes that Mr. Haverly has worked in a similar industry for approximately thirty years and has substantial prior technical data, intellectual property and strategies in his possession at the time of his employment.

     ii. You shall not discuss with, or disclose to, other employees of the Company, the terms of your Offer Package, including, but not limited to, compensation, grant of options or other special arrangements. Such information shall be considered Confidential Information, and disclosure of such Confidential Information shall be grounds for your dismissal from the Company.
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                                      -6-

6.   Restrictive Covenants.
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     A.   Covenants Against Competition and Solicitation.
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          From the date hereof until the period equal to the shorter of (A) one year following the date of termination of your employment with the Company or (B) the period equal to the number of complete months of your employment with the Company up to a period of twelve complete months, without the prior written consent of the Company, you will not directly or indirectly:

          i. persuade, or attempt to persuade any customer or client of the Company who was a customer or client of the Company on the date of your termination to cease doing business with the Company, or to reduce the amount of business such customer or client does with the Company in the areas specifically noted in Section 1.F hereof;

          ii. persuade, or attempt to persuade any potential customer or client to which the Company has delivered a formal written proposal in the six months preceding your termination not to do business with the Company in the areas and scope of work specified by the formal proposal (activities in proposals that are restricted are limited to those specifically noted in Section 1.F hereof);

          iii. solicit for yourself or any other person other than the Company the business of any person, individual, corporation, partnership, trust, joint venture, business or incorporated organization which is, at the time of your termination, a current customer or client of the Company. If the target company has annual revenues greater than $100 million, this restriction does not apply. Such limitation on solicitation is only to areas specifically noted in
               Section 1.F hereof; or

          iv. persuade, or attempt to persuade any employee of the Company to leave the employ of the Company.

7.   Injunctive Relief and Severability.
     ----------------------------------

     i. You agree that the remedy at law for any breach of the provisions of this letter agreement shall be inadequate and the Company shall be entitled to injunctive or other equitable relief in addition to any other remedy it might have.

     ii. The Company and you agree and acknowledge that the covenant not to compete is made in consideration of substantial compensation payable under this letter agreement. Should a court determine that the duration, scope, or geographic areas in such covenant are not reasonable, such restrictions shall be interpreted,

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                                     -7-

          modified, or rewritten to include as much of such duration, scope, or geographic areas as will render such restrictions valid and enforceable.

     iii. The Company and you intend to and do hereby confer jurisdiction to enforce this letter agreement upon the courts of the State of New York.

8.   Severability. In the event any of the provisions of this letter agreement
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shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this letter agreement shall remain in full force and effect.

9.   Survival. All terms and conditions of this letter agreement which should by
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their nature survive the termination of your employment with the Company shall so survive.

10.  Governing Law. This letter shall be governed by, construed and enforced in
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accordance with the internal laws of the State of New York governing agreements made and to be fully performed therein, without giving effect to conflict of law principles.

11.  Notices. All notices, requests, consents and other communications required
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or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

     i. if to the Company, at Greenwich Technology Partners, Inc., 43 Gatehouse Road, Stamford, CT 06902, Attention: Director of Legal Affairs.

     ii. if to you, at the address set forth above or in any such case, at such other addresses as may have been furnished to any party by the other party in writing in the manner herein provided. Any notice or other communication so addressed and so mailed shall be deemed to have been given when received, and if hand delivered shall be deemed to have been given when delivered.

The address for such notices may be changed from time to time by written notice given in the manner provided for herein.

12.  Waivers and Modifications. This letter agreement may be modified, and the
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rights and remedies of any provision hereof may be waived, only in writing, signed by each of the Company, and you. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this letter agreement. This agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. Each of the Company and you hereby acknowledges and agrees that any prior arrangements, agreements or understandings relating to your employment with the Company and/or any of its affiliates is hereby terminated and extinguished in its entirety.
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13.  Assignment. This Agreement shall be binding upon and inure to the benefit
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of the Company and its successors and assigns. This Agreement is not assignable by you and your right to receive payment for your services is hereby expressly agreed to be non-assignable and nontransferable, except as otherwise specifically provided herein.

Sincerely,

/s/ Dennis M. Goett

Dennis M. Goett
Chief Financial Officer


I have carefully read the terms and conditions of the above and acknowledge and accept the terms and conditions of this letter agreement.

Please sign, date and return this offer letter prior to your state date.

Signature: /s/ Richard C. Haverly
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           Richard Haverly

Date:      1/26/00
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